Exhibit 10.49

Repurchase Agreement for the Waste Heat Power Generation Project of Zhong Gang Group Bin Hai Enterprise Co., Ltd.

Party A: Xi’an TCH Energy Technology Co., Ltd

Address: No. 86 of Gaoxin Road, Gaoxin District, Xi’an City

Legal Representative: Ku Guohua

Party B: Zhong Gang Group Bin Hai Enterprise Co., Ltd.

Address: 3/F Netcom Corporation Bohai Xin Zone, Cangzhou, Hebei

Legal Representative: Zhou Jiannan

Whereas, Party A and B signed the "Waste Heat Recycling and Power Generation Cooperative Agreement" on September 26, 2008. Party A has completed its obligation including the construction, testing and power generating as agreed in the cooperative agreement. Party A has the ownership of this project. The term for providing energy-saving service has not been 9 years yet. However, the project was not put into operation for power generation due to Party B’s reason. Recently Party B’s controlling shareholder, Zhong Gang Group, is making strategic adjustments to its entities in response to the changes of iron and steel market, which results in a restructure of Party B. In order to have the merger completed smoothly, Party B decides to consolidate its various outsourced supporting projects (including waste heat power generation projects) as its overall consolidation and reorganization.

Party B proposed that, due to previous reasons, the original contract could not be executed further and required to terminate Waste Heat Recycling and Power Generation Cooperative Agreement signed on September 26, 2008 by both parties. Both parties hereby enter into the following agreement concerning the termination of the contract and subsequent issues through mutual negotiation by the parties and agree to be abide by:

1. Solutions:

Due to reorganization of Party B, and the original contract could not be performed further, Party A agrees and accepts Party B’s proposal of repurchasing the waste heat power generation project, and is willing to complete the subsequent issues of the waste heat power generation project with Party B accordingly.

2. Settlement of Debt Incurred:

Party B should pay off the outstanding balance RMB 1.50 million energy saving service fee of December 2014 to Party A within three business days from the signing date of this Agreement.

3. Transfer Price:

Both parties voluntarily negotiate and determine the waste heat power generation project and the related assets shall be transferred to Party B for a price of RMB 60 million, and Party B agrees to repurchase the waste heat power generation project and related assets at this price.

4. Payment Method and Schedule

Party B shall pay Party A the agreed transfer price within 10 business days from the signing date of the Agreement, that is RMB 60 million.

5. Transferred Assets and Delivery Method

The details of the waste heat power generation project and the related assets repurchased by Party B from Party A are listed in the exhibit, including the land lot rented, the buildings and affixations on the land, waste heat power generation project as well as the machinery equipment used in the project.

The ownership of the waste heat power generation project and related assets shall be transferred to Party B within 3 business days after Party B pays off the transfer price as the agreed schedule stated in item 3 of the Agreement. The parties shall assign authorized persons on site to conduct the actual delivery of the transferred assets. Upon the signatures of the authorized persons of the parties, the ownership of the waste heat power generation project and related assets are transferred to Party B.

Before the actual delivery of the repurchased assets, Party B shall not hinder Party A's management and control over the waste heat recycling and power generation project and the related assets through trespassing, damaging, impairing and any other methods; Party A shall not demolish, damage or transfer the waste heat power generation project and related assets at such time.

6. Exemption Clause:

After Party B pays off the transfer price within the agreed date in this Agreement according to item 3 herein, Party A agrees not to pursue any actions against Party B for breach of Waste Heat Recycling and Power Generation Cooperative Agreement.

7. Termination of the Original Cooperative Agreement

The “Waste Heat Recycling and Power Generation Cooperative Agreement” signed by Party A and Party B will be terminated on the date when Party B pays off the transfer price within the agreed date in this Agreement according to item 3 herein, and both parties will not continue the performance of the Original Cooperative Agreement.

8. Liability for Breach of the Agreement

If Party B fails to pay off the transfer price within the time agreed in this Agreement, this Agreement automatically terminates on the last date of payment date. Party A still retains the ownership over the power generation project and the related assets, and both parties shall continue to perform their respective rights and obligations according to the “Waste Heat Recycling and Power Generation Cooperative Agreement” and assume the liabilities for breach of the Original Cooperative Agreement.

9. Dispute Resolution:

Any dispute over this Agreement may be solved through consultations between both parties and if consultation fails, any party may file a lawsuit to the local people’s court where Party A is located.

10. The Agreement takes effect on the signing and sealing date of Party A and Party B.

11. The Agreement is signed in quadruplicate, with each party holding two original copies and they have the same legal effects.

12. Anything not covered in the Agreement will be further discussed by both parties.

Party A:	Party B:

Authorized Representative:	Authorized Representative:

Time of Signature: December 22, 2014	Time of Signature: December 22, 2014